FOR RELEASE: IMMEDIATE

U.S. CELLULAR ANNOUNCES STRATEGIC REALIGNMENT

CHICAGO - June 26, 2012 - United States Cellular Corporation [NYSE: USM] today announced changes to its executive leadership structure designed to increase focus on long-term strategy, marketing and brand communications and expanded distribution channels. The company created three new leadership positions and, as a result of these changes, the position of chief strategy and brand officer, currently held by Alan D. Ferber, is being eliminated and Mr. Ferber has chosen to leave the company.

“The pace of change in the wireless industry continues to accelerate. These new leadership positions will provide role clarity, simplify decision making and will enable us to respond more quickly to changing industry dynamics,” said Mary N. Dillon, president and CEO.

“These changes impacted the role Alan has been performing over the past two years and we understand his decision.  Over his nearly 11 years with U.S. Cellular, he has made significant contributions to the company and our culture, and we deeply appreciate his counsel, thought leadership and passion for innovation.  We are grateful for his contributions and wish him all the best in his future endeavors,” said Dillon.

In order to provide greater focus for marketing and brand management, David Kimbell, currently vice president, marketing, will assume the new role of senior vice president, marketing and chief marketing officer and will report directly to Dillon.

The new position of vice president, business strategy will report to Steven T. Campbell, executive vice president, finance, chief financial officer and treasurer. This role will lead an integrated approach to enterprise business strategy.

The new position of vice president, multi-channel strategy and operations will report to Carter S. Elenz, executive vice president, sales and customer service. This role is designed to enable delivering a seamless and integrated customer experience across multiple channels.

About U.S. Cellular
U.S. Cellular rewards its customers with unmatched benefits and industry-leading innovations designed to elevate the customer experience. The Chicago-based carrier has a strong line-up of cutting-edge devices that are all backed by its high-speed nationwide network that has the highest call quality of any national carrier. Currently, 25 percent of customers have access to 4G LTE speeds and 54 percent will have access by the end of 2012. U.S. Cellular was named a J.D. Power and Associates Customer Service Champion in 2012 for the second year in a row. To learn more about U.S. Cellular, visit one of its retail stores or uscellular.com. To get the latest news, promos and videos, connect with U.S. Cellular on Facebook.com/uscellular, Twitter.com/uscellular and YouTube.com/uscellularcorp.

For more information, contact:

Kellie Szabo

Director of Media Relations

773.216.5133

Julie D. Mathews

Manager, Investor Relations

312.592.5341